Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

a)	Registration Statement (Form F-3 No. 333-219065) of Golar LNG Partners LP and in the related Prospectus;

b)	Registration Statement (Form F-3 No. 333-214241) of Golar LNG Partners LP and in the related Prospectus; and

c)	Registration Statement (Form S-8 No. 333-212485) pertaining to Long-Term Incentive plan of Golar LNG Partners LP.

of our reports dated March 29, 2019, with respect to the consolidated financial statements of Golar LNG Partners LP, and the effectiveness of internal control over financial reporting of Golar LNG Partners LP included in this Annual Report (Form 20-F) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
London, United Kingdom
March 29, 2019